EXHIBIT K.1
[FORM OF ADMINISTRATION AGREEMENT]
ADMINISTRATION AGREEMENT
     AGREEMENT made as of ________, 2006 by and between Pacesetter Capital Corp., a corporation organized under the laws of the State of Maryland (hereinafter referred to as the “Corporation”), and Pacesetter Management, LLC, a limited liability company organized under the laws of the State of Delaware (hereinafter referred to as the “Administrator”).
W I T N E S S E T H:
     WHEREAS, the Corporation is a newly formed specialty finance company that intends to elect to become a business development company under the Investment Company Act of 1940 (the “1940 Act”);
     WHEREAS, the Corporation desires to retain the Administrator to provide administrative services to the Corporation in the manner and on the terms hereinafter set forth;
     WHEREAS, the Administrator is the managing member of Pacesetter Management Partners, LLC, which has agreed under a separate Investment Advisory Agreement dated ______, 2006 (the “Advisory Agreement”) to serve as the investment adviser (the “Adviser”) to the Corporation; and
     WHEREAS, the Administrator is willing to provide administrative services to the Corporation on the terms and conditions hereafter set forth.
     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Corporation and the Administrator hereby agree as follows:
1.	Duties of the Administrator
     (a)       General. The Corporation hereby retains the Administrator to act as administrator of the Corporation, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of the Corporation, for the period-and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts the duties and responsibilities hereunder and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator and such others shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Corporation in any way or otherwise be deemed agents of the Corporation. It is understood and agreed that the Administrator is acting hereunder for its own purpose and not as the managing member of the Adviser.

     (b)       Facilities Services. The Administrator shall perform (or arrange for the performance of) the administrative services necessary for the operation of the Corporation. Without limiting the generality of the foregoing, the Administrator shall provide the Corporation with
(1)	office facilities and conference space;

(2)	all connected utilities necessary for the use of such space;

(3)	secretarial, clerical, bookkeeping, record keeping and accounting services at such facilities;

(4)	equipment and related services, including but not limited to computer equipment and Internet service; telephone, cellular phone, and mobile devices and services; mailing, printing, facsimile and photocopying equipment and services; and

(5)	such other services as the Administrator, subject to review by the Board of Directors of the Corporation, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.
     It is understood by both parties that all facilities, equipment and services to be provided under this section shall be comparable to those being used as of the date of this Agreement by the senior officers of Pacesetter Management, Inc.
     (c)       Operational Services. The Administrator shall also perform (or arrange for the performance of) the operational services necessary for the operation of the Corporation, except for those to be performed by the Chief Financial Officer and Chief Compliance Officer of the Corporation. Without limiting the generality of the foregoing, the Administrator shall
(1)	conduct, on behalf of the Corporation, relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable;

(2)	provide portfolio collections functions for interest income, fees and warrants;

(3)	maintain the financial and other records that the Corporation is required to maintain;

(4)	assist the Corporation in preparing reports to stockholders, and reports and other materials filed with the Securities and Exchange Commission;

(5)	assist the Corporation in determining and publishing the Corporation’s net asset value;

(6)	assist in oversight of the preparation and filing of the Corporation’s tax returns and the printing and dissemination of reports to stockholders of the Corporation; and

(7)	generally oversee the payment of the Corporation’s expenses and the performance of administrative and professional services rendered to the Corporation by others.
     (d)       Compliance Functions. The Administrator shall provide the Chief Financial Officer and Chief Compliance Officer of the Corporation with (or arrange for the provision of) professional staff support to assist the Corporation in the areas of compliance and risk management as follows:
(1)	to assist as necessary for the Corporation to achieve and maintain compliance with all state and federal securities laws and regulations;

(2)	to assist as necessary for the Corporation to complete any and all compliance procedures required by the Sarbanes-Oxley Act of 2002; and

(3)	to provide such other financial and compliance-related functions as the Chief Compliance Officer of the Corporation shall from time to time determine to be necessary or useful for the operation of the Corporation.
     (e)       Reporting and Advising Functions. The Administrator shall make reports to the Board of Directors of the Corporation of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Corporation as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the Corporation should purchase, retain or sell or any other investment advisory services to the Corporation.
2.	Records
     The Administrator agrees to maintain and keep all books, accounts and other records of the Corporation that relate to activities performed by the Administrator hereunder and, if required by the 1940 Act, will maintain and keep such books, accounts and records in accordance with that Act. In compliance with the requirements of Rule 31 a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Corporation shall at all times remain the property of the Corporation, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Corporation pursuant to Rule 31 a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31 a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.	Confidentiality
     The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P of the Securities and Exchange Commission, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.
4.	Reimbursement of Costs and Expenses
     In full consideration of the provision of the services of the Administrator, the Corporation shall reimburse the Administrator for the allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations hereunder, including (i) a two hundred fifty thousand dollar ($250,000) annual fee (the “Annual Fee”) that the Administrator has agreed to pay Pacesetter Management, Inc. for providing office space and certain services pursuant to a Subdministration Agreement dated ______, 2006; and (ii) the compensation of the Chief Financial Officer and Chief Compliance Officer of the Corporation and any administrative support personnel. Compensation of the Chief Financial Officer and Chief Compliance Officer and support staff, if any, shall be payable every two weeks commencing on the date the initial public offering of shares of the Corporation closes (the “Closing Date”). Beginning January 1, 2007, the reimbursement costs related to the Annual Fee shall be payable each year in equal quarterly installments of sixty-two thousand five hundred dollars ($62,500) on the first day of the calendar quarter. Prior to January 1, 2007, the amount payable will be pro-rated for the period commencing on the Closing Date through December 31, 2006. Thus, for 2006, one half of such pro-rated amount shall be payable as of the first day of the first quarter beginning following the Closing Date, with the remainder payable on the first day of the following quarter. The Administrator shall not be entitled to any additional compensation hereunder.
     The Corporation will bear all costs and expenses that are incurred in its operation and transactions and not specifically assumed by the Adviser, pursuant to the Advisory Agreement. Costs and expenses to be borne by the Corporation include, but are not limited to, those relating to: organization and offering; calculating the Corporation’s net asset value; effecting sales and repurchases of shares of the Corporation’s common stock and other securities; investment advisory fees; fees payable to third parties relating to, or associated with, making investments (in each case subject to approval of the Corporation’s Board of Directors); transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Corporation’s shares on any securities exchange; federal, state and local taxes; independent Directors’ fees and expenses; costs of proxy statements, stockholders’ reports and notices; fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs such as software costs, special staff, independent auditors and outside legal costs and consulting fees; and all other expenses incurred by the Corporation or the Administrator in connection with administering the Corporation’s business, including payments under this Agreement, based upon the Corporation’s allocable portion of the Administrator’s overhead in performing its obligations under this Agreement.
5.	Limitation of Liability of the Administrator; Indemnification
     The Administrator (and its officers, agents, employees, controlling persons, members, manager and any other person or entity affiliated with the Administrator) shall not be liable to the Corporation for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement, and the Corporation shall indemnify the Administrator (and its officers, agents, employees, controlling persons, members, manager and any other person or entity affiliated with the Administrator) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Corporation. Notwithstanding the preceding sentence of this Paragraph 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement.
6.	Activities of the Administrator
     The services of the Administrator to the Corporation are not to be deemed exclusive, and the Administrator and any of its affiliates or sub-administrators are free to render services to others. It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Administrator and its affiliates or any sub-administrator, as officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and officers, members, managers and employees of the Administrator and its affiliates or any sub-administrator are or may become similarly interested in the Corporation as stockholders or otherwise.
7.	Duration and Termination of this Agreement
     This Agreement shall become effective as of the date hereof, and shall remain in force with respect to the Corporation for two years thereafter, and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Corporation and (ii) a majority of those Directors who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party.
     This Agreement may be terminated at any time, without the payment of any penalty, by either party, upon 60 days’ written notice to the other party.
     This Agreement may not be assigned by a party without the consent of the other party.

8.	Amendments of this Agreement
     This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.
9.	Governing Law
     This Agreement shall be construed in accordance with laws of the State of New York and the applicable provisions of the 1940 Act, if any. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, if any, the latter shall control.
10.	Entire Agreement
     This Agreement contains the entire agreement of the parties and supercedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.
11.	Notices
     Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

PACESETTER CAPITAL CORP.
By:
Rahul R. Vaid
President and CEO

PACESETTER MANAGEMENT, LLC
By:
Rahul R. Vaid
Managing Member